UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2008

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2008, Getty Images, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Abe Investment, L.P., a Delaware limited partnership (“Parent”), and Abe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Hellman & Friedman LLC.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each outstanding share of the Company’s common stock will be converted into the right to receive $34.00 in cash, without interest, other than (a) shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (b) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent by Getty Investments L.L.C., Mark Getty (the Company’s Chairman of the Board and co-founder) and certain related parties (the “Rollover Investors”) immediately prior to the completion of the Merger.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including, among others, (i) to cause a meeting of the Company’s stockholders to be held to consider the adoption of the Merger Agreement, and (ii) subject to certain exceptions, for the Company’s Board of Directors (the “Board”) to recommend that the Company’s stockholders adopt the Merger Agreement.

The Merger Agreement contains restrictions on the Company’s ability to solicit third party proposals or provide information to, or participate in discussions or negotiations with, third parties regarding competing proposals. These restrictions are not applicable until April 4, 2008, however, with respect to a certain party with whom the Company has previously engaged in discussions with respect to a proposal. In addition, the Merger Agreement contains customary exceptions that allow the Company to provide information to, and participate in discussions or negotiations with, third parties with respect to competing proposals in certain circumstances.

The Company may terminate the Merger Agreement under specified circumstances in order to enter into a definitive agreement implementing a Superior Proposal (as defined in the Merger Agreement). If the Company so terminates the Merger Agreement, the Company is required to pay Parent a termination fee equal to $31 million if such termination occurs on or prior to April 4, 2008 or a termination fee equal to $52 million if such termination occurs after April 4, 2008. The Company also may be obligated to pay a termination fee to Parent of $52 million if the Merger Agreement is terminated under other specified circumstances.

If the Merger Agreement is terminated by the Company under certain specified circumstances (including Parent’s failure to consummate the Merger if certain conditions precedent have been met), Parent will be required to pay or cause to be paid to the Company a fee of $78 million, which is the maximum liability of Parent or Merger Sub in connection with the Merger Agreement. An affiliate of Hellman & Friedman LLC has delivered to the Company an unconditional guarantee of Parent’s obligation to pay such termination fee under the Merger Agreement.

The Board has (i) approved the Merger Agreement and the Merger, (ii) determined that the consideration to be paid in the Merger is fair to the Company’s stockholders and (iii) resolved to recommend that the Company’s stockholders adopt the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Debt financing commitments of $1.045 billion have been provided by Barclays Bank PLC, General Electric Capital Corporation and The Royal Bank of Scotland PLC. Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including the adoption of the Merger Agreement by holders of a majority of the outstanding shares of the Company’s common stock, adoption of the Merger Agreement by holders of a majority of the shares of the Company’s common stock present in person or by proxy and voting at the Company’s stockholders meeting that are held by holders other than the Rollover Investors and Jonathan Klein (the Company’s Chief Executive Officer and a director of Getty Investments L.L.C.), the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approvals under certain foreign antitrust laws and the requirement that Consolidated EBITDA (as defined in the Merger Agreement) for the twelve month period ending March 31, 2008 (or, if the closing of the Merger occurs on or after September 2, 2008, for the twelve month period ending June 30, 2008) shall not be less than $300 million.

The Rollover Investors, who collectively own approximately 15% of the Company’s common stock, have agreed with Parent to vote in favor of the transaction and against any competing proposal.

In connection with a change of control of the Company, Getty Investments L.L.C. has the right to call for an assignment to it, for a nominal sum, of all the Company’s rights to the “Getty Images” trademarks and trademark applications. Getty Investments L.L.C. has agreed with Parent to waive such right in connection with the Merger and to certain other amendments to its agreement with the Company with respect to such trademarks.

The parties to the Merger Agreement expect the Merger to close during the second quarter of 2008.

The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

ITEM 8.01.	OTHER EVENTS

On February 25, 2008, the Company issued a press release announcing that it had entered into the Merger Agreement, pursuant to which the Company is to be acquired by an affiliate of Hellman & Friedman LLC. A copy of the press release is furnished as Exhibit 99.1 hereto.

Where You Can Find Additional Information

The Company will file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement soliciting proxies for the meeting of its stockholders to be called with respect to the Merger. GETTY IMAGES’ STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, Attention: Investor Relations, telephone: (206) 925-5000, or from the Company’s website, http://www.gettyimages.com.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from stockholders of the Company with respect to the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons is also set forth in the Company’s proxy statements and annual reports on Form 10-K previously filed with the SEC.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, among Abe Investment, L.P., Abe Acquisition Corp. and Getty Images, Inc., dated as of February 24, 2008.*

99.1	Press release dated February 25, 2008, announcing the transaction.

*	Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
John Lapham
Senior Vice President and General Counsel

Date: February 26, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, among Abe Investment, L.P., Abe Acquisition Corp. and Getty Images, Inc., dated as of February 24, 2008.*

99.1	Press release dated February 25, 2008, announcing the transaction.

*	Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.